Exhibit 99.01

414 Nicollet Mall

Minneapolis, MN 55401

April 25, 2007

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY ANNOUNCES FIRST QUARTER 2007 EARNINGS

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) announced earnings of $120 million, or 28 cents per share on a diluted basis, for the first quarter of 2007 compared with $151 million, or 36 cents per share, for the first quarter of 2006.

As expected, earnings for the first quarter of 2007 were lower than last year, due to several factors including higher nuclear costs associated with the timing of plant outages, lower electric short-term wholesale and trading margins and a higher effective tax rate. In addition, following the recent Texas retail rate case settlement, accruals were recorded for potential settlements that are being pursued in other Southwestern Public Service Co. (SPS) jurisdictions.

“When we established our 2007 financial plan, we anticipated that our first quarter results would be lower than last year. Additionally, earnings were adversely affected by the recognition of regulatory accruals at SPS and lower than expected weather adjusted sales growth. Regardless, we still expect to deliver earnings within our 2007 guidance range of $1.35 to $1.45 per share,” said Richard C. Kelly, chairman, president and chief executive officer.

Xcel Energy’s total earnings for the first quarter of 2007 included the following:

•                  Regulated utility earnings from continuing operations were $139 million, or 32 cents per share, compared with $162 million, or 38 cents per share, in 2006; and

•                  Holding company and other costs from continuing operations were $18 million, or 4 cents per share, compared with costs of $12 million, or 2 cents per share in 2006.

At 9 a.m. CDT today, Xcel Energy will host a conference call to review first quarter financial results. To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:	(800) 257-3401
International Dial-In:	(303) 262-2193

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com. To access the presentation, click on Investor Information. If you are unable to participate in the live event, the call will be available for replay from 11 a.m. CDT on April 25 through 11:59 p.m. CDT on April 27.

Replay Numbers

US Dial-In:	(800) 405-2236
International Dial-In:	(303) 590-3000
Access Code:	11087659

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2006.

For more information, contact:
Paul Johnson, Managing Director, Investor Relations	(612) 215-4535
Jack Nielsen, Director, Investor Relations	(612) 215-4559
Cindy Hoffman, Senior Investor Relations Analyst	(612) 215-4536

For news media inquiries only, please call Xcel Energy media relations	(612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Thousands of Dollars, Except Per Share Data)

	Three Months Ended
	March 31,
	2007	2006

Operating revenues:
Electric utility	$1,815,803	$1,845,872
Natural gas utility	927,422	1,018,140
Nonregulated and other	20,437	24,092
Total operating revenues	2,763,662	2,888,104

Operating expenses:
Electric fuel and purchased power – utility	979,571	994,695
Cost of natural gas sold and transported – utility	740,782	850,425
Cost of sales – nonregulated and other	6,025	8,230
Other operating and maintenance expenses – utility	461,264	435,246
Other operating and maintenance expenses – nonregulated	6,303	5,564
Depreciation and amortization	213,413	202,660
Taxes (other than income taxes)	78,176	78,535
Total operating expenses	2,485,534	2,575,355

Operating income	278,128	312,749

Interest and other income (expense), net of nonoperating expenses	816	(384)
Allowance for funds used during construction - equity	7,576	3,784

Interest charges and financing costs:
Interest charges – (includes other financing costs of $6,271 and $6,212, respectively)	127,303	119,374
Allowance for funds used during construction - debt	(7,206)	(6,373)
Total interest charges and financing costs	120,097	113,001

Income from continuing operations before income taxes	166,423	203,148
Income taxes	47,909	53,336
Income from continuing operations	118,514	149,812
Income from discontinued operations, net of tax	1,197	1,486
Net income	119,711	151,298
Dividend requirements on preferred stock	1,060	1,060
Earnings available to common shareholders	$118,651	$150,238

Weighted average common shares outstanding (thousands):
Basic	408,003	404,125
Diluted	432,054	427,461
Earnings per share – basic:
Income from continuing operations	$0.29	$0.37
Discontinued operations	—	—
Earnings per share – basic	$0.29	$0.37
Earnings per share – diluted:
Income from continuing operations	$0.28	$0.36
Discontinued operations	—	—
Earnings per share – diluted	$0.28	$0.36

Cash dividends declared per common share	$0.22	$0.22

XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1. Earnings per Share Summary

The following table summarizes the diluted earnings per share contributions of Xcel Energy’s businesses.

	Three months ended
	March 31,
	2007	2006
Diluted Earnings (Loss) Per Share
Regulated utility segments – continuing operations – Note 2	$0.32	$0.38
Holding company and other costs	(0.04)	(0.02)
Total earnings per share	$0.28	$0.36

The increase in holding company and other costs is primarily attributable to changes in interim period tax adjustments.

The following table summarizes significant components contributing to the changes in the first quarter of 2007 diluted earnings per share compared with the same period in 2006, which are discussed in more detail later in the release.

March 31,
2007 vs. 2006
2006 Earnings per share	$0.36

Components of Change – 2007 vs. 2006
Higher natural gas margins	0.03
Higher operating and maintenance expense	(0.04)
Higher depreciation and amortization	(0.02)
Lower short-term wholesale and commodity trading margins	(0.02)
Higher financing costs	(0.01)
Other	(0.02)
Net change in earnings per share	(0.08)

2007 Earnings per share	$0.28

Note 2. Regulated Utility Segment Results – Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings –The following summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Three months ended
	March 31,
	2007 vs.	2006 vs.	2007 vs.
	Normal	Normal	2006
Retail electric	$0.01	$(0.01)	$0.02
Firm natural gas	0.00	(0.01)	0.01
Total	$0.01	$(0.02)	$0.03

Sales Growth – The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three-month period ended March 31, 2007, compared with the same period in 2006.

	Three months ended March 31,
	Actual	Normalized
Electric residential	5.5%	1.7%
Electric commercial and industrial	1.8%	1.3%
Total retail electric sales	2.8%	1.4%
Firm natural gas sales	13.5%	1.6%

Base Electric Utility, Short-term Wholesale and Commodity Trading Margins – The following table details the revenues and margin for base electric utility, short-term wholesale and commodity trading activities that are included in continuing operations:

	Base
	Electric	Short-term	Commodity	Consolidated
(Millions of Dollars)	Utility	Wholesale	Trading	Total
Three months ended March 31, 2007
Electric utility revenues (excluding commodity trading)	$1,752	$59	$—	$1,811
Electric fuel and purchased power utility	(926)	(54)	—	(980)
Commodity trading revenue	—	—	77	77
Commodity trading expenses	—	—	(72)	(72)
Gross margin before operating expenses	$826	$5	$5	$836
Margin as a percentage of revenues	47.1%	8.5%	6.5%	44.3%

Three months ended March 31, 2006
Electric utility revenues (excluding commodity trading)	$1,795	$37	$—	$1,832
Electric fuel and purchased power-utility	(969)	(26)	—	(995)
Commodity trading revenues	—	—	216	216
Commodity trading expenses	—	—	(202)	(202)
Gross margin before operating expenses	$826	$11	$14	$851
Margin as a percentage of revenues	46.0%	29.7%	6.5%	41.6%

Note – The short-term wholesale and commodity trading results in the above table reflect the estimated impacts of the regulatory sharing of certain realized margins.

Base electric utility margins, which are primarily derived from retail customer sales, remained the same for the first quarter of 2007, compared with the first quarter of 2006. For more information see the following table:

Base Electric Utility Margin

(Millions of dollars)	2007 vs. 2006
Public Service Co. of Colorado (PSCo) electric retail rate increase	$27
Estimated impact of weather	11
Sales growth (excluding weather impact)	10
Metropolitan Emission Reduction Project (MERP) rider	7
SPS potential regulatory settlements	(13)
Northern States Power Co. (NSP)-Wisconsin fuel and purchased power cost recovery	(10)
Other fuel cost recovery	(9)
SPS 2006 favorable fuel recovery	(7)
Transmission fee classification change	(6)
Conservation and non-fuel revenue riders (partially offset by decreased depreciation)	(4)
Other, including purchased capacity costs	(6)
Total change in base electric utility margin	$—

Base retail electric utility margins were flat compared with the prior year. Base electric utility revenues increased primarily due to a base rate increase in Colorado, effective Jan. 1, 2007, as well as favorable weather and moderate sales growth. This increase was offset by higher regulatory accruals related to potential settlements that are currently being pursued in certain SPS jurisdictions. In addition, the transmission fee classification changed from other operating and maintenance expenses-utility in 2006 to electric utility margin in 2007, with no impact on operating income or net income. The change resulted from an analysis conducted in conjunction with the expiration and renegotiation of certain transmission agreements, resulting in better alignment of reporting for such costs consistent with Midwest Independent Transmission System Operator, Inc. (MISO) classification.

Short-Term Wholesale Margins - Short-term wholesale margins consist of energy-related purchase and sales activity and the use of certain financial instruments associated with the fuel required for and energy produced from Xcel Energy’s generation assets and energy and capacity purchased to serve native load. Commodity trading margins are not associated with Xcel Energy’s generation assets or the capacity and energy purchased to serve native load.

Short-term wholesale and commodity trading margins decreased approximately $15 million during the first quarter of 2007. As expected, short-term wholesale margins declined during the first quarter of 2007 due to retail sales growth, which reduced generation available for sale in the wholesale market, reductions in the availability of the coal-fired, King plant due to the MERP project, and the Minnesota rate case settlement agreement to refund to customers the majority of short-term wholesale margins attributable to Minnesota jurisdiction customers starting in the latter part of 2006.

Natural Gas Utility Margins - The following table details the changes in natural gas utility revenues and margin. The cost of natural gas tends to vary with changing sales requirements and the unit cost of natural gas purchases. However, due to purchased natural gas cost recovery mechanisms for sales to retail customers, fluctuations in the cost of natural gas have little effect on natural gas margin.

	Three Months Ended
	March 31,
(Millions of dollars)	2007	2006

Natural gas utility revenues	$927	$1,018
Cost of natural gas sold and transported	(741)	(850)
Natural gas utility margin	$186	$168

The following summarizes the components of the changes in natural gas margin for the three months ended March 31:

Natural Gas Margin

(Millions of dollars)	2007 vs. 2006
Estimated impact of weather on firm sales volume	$10
Interim base rate changes, subject to refund – Minnesota and North Dakota	4
Sales growth (excluding weather impact)	2
Transportation	1
Other	1
Total increase in natural gas margin	$18

Other Operating and Maintenance Expenses – Utility – Other operating and maintenance expenses for the first quarter of 2007 increased by approximately $26 million, or 6.0 percent, compared with the same period in 2006. For more information see the following table:

Three months
ended March 31,
(Millions of Dollars)	2007 vs. 2006
Higher nuclear plant outage expenses	$18
Higher combustion/hydro plant expenses	7
Higher employee benefit expenses	5
Higher nuclear plant operation expenses	3
Transmission fee classification change	(6)
Lower information technology expenses	(5)
Lower conservation incentive program expenses	(2)
Other, including labor, fleet and donations	6
Total increase in other operating and maintenance expense-utility	$26

Depreciation and Amortization – Depreciation and amortization expense increased by approximately $11 million, or 5.3 percent, for the first quarter of 2007, compared with the first quarter of 2006. The increase was primarily due to planned system expansion.

Income taxes – Income taxes for continuing operations decreased by $5 million for the first quarter of 2007 compared with the same period in 2006. The decrease was primarily due to a decrease in pretax income. The effective tax rate for continuing operations was 28.8 percent for the first quarter of 2007, compared with 26.3 percent for the same period in 2006. The lower effective tax rate in the first quarter of 2006 was primarily due to $4 million of tax benefits for the successful resolution of various audit issues. Excluding the tax benefits, the effective rate for 2006 would have been 28.2 percent.

Note 3. Xcel Energy Capital Structure and Financing

Following is the preliminary capital structure of Xcel Energy at March 31, 2007:

	Percentage of
	Balance at	Total
(Billions of Dollars)	March 31, 2007	Capitalization
Current portion of long-term debt	$0.2	2%
Short-term debt	0.7	5%
Long-term debt	6.5	48%
Total debt	7.4	55%

Preferred equity	0.1	1%
Common equity	5.9	44%
Total equity	6.0	45%

Total capitalization	$13.4	100%

In March 2007, Xcel Energy completed a debt-for-debt exchange, in which approximately $241 million of unsecured debt with a 7 percent coupon and maturing in 2010 was exchanged for $254 million of unsecured debt with a 5.613 percent coupon and a maturity of 2017. The purpose of the exchange was to diversify the debt maturities and reduce refinancing risk.

Note 4. Rates and Regulation

NSP-Minnesota Natural Gas Rate Case – In November 2006, NSP-Minnesota filed a request with the Minnesota Public Utilities Commission (MPUC) to increase Minnesota natural gas rates by $18.5 million, which represents an increase of 2.4 percent. The request is based on an 11.0 percent return on common equity, a projected common equity ratio of 51.98 percent and a natural gas rate base of $439 million. Interim rates, subject to refund, were set at a $15.9 million increase and went into effect on Jan. 8, 2007.

On March 9, 2007, various intervenors filed testimony in the Minnesota natural gas rate case.

•                    The Minnesota Department of Commerce recommended a rate increase of $8.5 million based on a return on equity of 9.71 percent.

•                    The Office of Attorney General recommended a return on equity of 9.26 percent.

On April 10, 2007, Xcel Energy filed its rebuttal testimony and revised its requested relief to $16.8 million. The revised requested is caused primarily by an updated ROE estimate of 10.75 percent and an update to the sales forecast.

The remainder of the schedule for the Minnesota natural gas rate case is listed below

•	Surrebuttal Testimony	April 24, 2007
•	Evidentiary Hearing	May 1-4, 2007
•	Administrative Law Judge (ALJ) Report	July 9, 2007
•	MPUC Order	Sept. 10, 2007

PSCo Natural Gas Rate Case - On Dec. 1, 2006, PSCo filed with the Colorado Public Utilities Commission (CPUC) a request to increase natural gas rates by $41.9 million, representing an overall increase of 2.96 percent. The request is based on a requested capital structure of 60.17 percent common equity, a return on common equity of 11.00 percent and a rate base of approximately $1.1 billion.

On April 10, 2007, various intervenors filed testimony in the Colorado natural gas rate case.

•                    The Commission Staff recommended an increase of about $30 million based on a 10 percent ROE.

•                    The Office of Consumer Council recommended a rate decrease of approximately $4 million based on a 9 percent return on equity; a consolidated income tax adjustment and a significant reduction to depreciation and amortization expense.

The remainder of the schedule for the Colorado natural gas rate case is listed below:

•                    Hearings are scheduled for June 4 - 8, 2007.

•                    It is anticipated that new rates will become effective in the third quarter 2007.

SPS Electric Rate Case in Texas - On May 31, 2006, SPS filed a Texas retail electric rate case requesting an increase in annual revenues of approximately $48 million, or 6.0 percent. The rate filing was based on a historical test year, an electric rate base of $943 million, a requested return on equity of 11.6 percent and a common equity ratio of 51.1 percent.

In addition, SPS submitted a fuel reconciliation filing, which requested approval of approximately $957 million of Texas-jurisdictional fuel and purchased power costs for 2004 through 2005. The combined case was transferred to the State Office of Administrative Hearing. As a part of the fuel reconciliation case, fuel and purchased energy costs, which are recovered in Texas through a fixed-fuel and purchased energy recovery factor as a part of SPS’ retail electric rates, were reviewed.

On March 27, 2007, SPS and various intervenors filed a unanimous stipulation agreement related to the Texas retail rate case as well as the fuel reconciliation portion of the proceeding. The agreement includes the following terms:

•                    The settlement provides for an annual base rate increase of $23 million or approximately 3 percent.

•                    The settlement is a “black box” agreement, with no stipulated return on equity (ROE) or capital structure.

•                    The settlement disallows approximately $27 million of SPS’ 2004-2005 fuel expense.

•                    An additional $2.3 million will be deducted from the company’s next fuel reconciliation filing to be made in 2008, associated with the 2006-2007 fuel reconciliation period.

•                    All of SPS’ existing long-term firm and interruptible capacity wholesale sales will be assigned system average cost for purposes of Texas retail ratemaking, except for sales to El Paso Electric (EPE), which will be determined by the commission separately.

•                    If the commission determines incremental fuel cost assignment related to the EPE contract is appropriate, the settlement provides that the fuel disallowance is limited to an annual amount of $6.3 million per year, from the date of the commission’s order through 2008.

•                    The settlement also creates standards for cost assignment that would apply to future wholesale sale transactions, and establishes margin sharing of market based wholesale demand revenues.

•                    If SPS files a general rate case in 2008, the settlement would allow for an interim rate increase associated with a purchased power agreement with Lea Power Partners of approximately $1.5 million per month from the date of commercial operations. Interim rates would be subject to a true up based on the outcome of the rate case proceeding and actual capacity costs incurred.

An estimated settlement allowance and reserve was established in 2006 and prior periods, which approximated the settled amounts of previously deferred or recovered fuel expense; therefore, no additional expense associated with the fuel reconciliation portions of the settlement was recognized in the quarter. On March 27, 2007, the ALJ approved SPS’ request to implement the $23 million base rate increase, effective April 2007, on an interim basis until the commission acts on the stipulation. It is expected that the commission will consider the settlement at the same time as it considers the El Paso Electric wholesale cost assignment, which is likely to occur in the second quarter of 2007.

Note 5. Legislative Update

Renewable Portfolio Standards Legislation

•                    In February 2007, legislation requiring a 30 percent renewable standard by 2020 for NSP-Minnesota was signed into law in Minnesota.

•                    In March 2007, legislation establishing a 20 percent renewables requirement in 2020 was signed into law in Colorado. The bill gives PSCo the right to build 25 percent of the incremental wind generation and allows PSCo to build up to 50 percent of the incremental wind generation if we can show that the company’s additional ownership creates economic development benefits for the state. The bill encourages the CPUC to provide rider recovery, but it doesn’t require it.

Enhanced Revenue Recovery Legislation

•                    In March 2007, legislation allowing utilities to recover their transmission construction costs while the project is under construction was signed into law in Colorado.

•                    In March 2007, legislation that will allow the capital and operating costs of mandated and voluntary environmental efforts to be placed into rates in between rate cases was signed into law in South Dakota.

Note 6. Xcel Energy Earnings Guidance

2007 Earnings Guidance – Xcel Energy’s 2007 earnings per share from continuing operations guidance and key assumptions are detailed in the following table.

2007 Diluted EPS Range
Utility operations	$1.39 - $1.49
Corporate-owned life insurance (COLI) tax benefit	0.11
Holding company financing costs and other	(0.15)
Xcel Energy Continuing Operations – EPS	$1.35 - $1.45

Key Assumptions for 2007:

•                    Normal weather patterns are experienced during the year;

•                    SPS Texas electric rate case settlement is approved;

•                    No material incremental accruals related to the SPS regulatory proceedings;

•                    Reasonable rate recovery in the Minnesota and Colorado natural gas rate cases;

•                    Weather-adjusted retail electric utility sales grow by approximately 1.4 percent to 2.0 percent;

•                    Weather-adjusted retail firm natural gas sales grow by approximately 1.0 percent to 2.0 percent;

•                    Short-term wholesale and commodity trading margins are within a range of $15 million to $25 million;

•                    Capacity costs at NSP-Minnesota and SPS are projected to increase approximately $35 million. Capacity costs at PSCo are expected to be recovered under the PCCA;

•                    Utility operating and maintenance expenses increase between 2 percent and 3 percent;

•                    Depreciation expense increases approximately $35 million to $45 million;

•                    Interest expense increases approximately $30 million to $35 million;

•                    Allowance for funds used during construction-equity increases approximately $17 million to $23 million;

•                    Xcel Energy continues to recognize COLI tax benefits, which is currently being litigated with the Internal Revenue Service;

•                    The effective tax rate for continuing operations is approximately 28 percent to 31 percent; and

•                    Average common stock and equivalents total approximately 433 million shares.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All amounts in thousands, except earnings per share

Three months ended March 31,	2007	2006
Operating revenues:
Electric and natural gas utility and trading margins	$2,743,225	$2,864,012
Nonregulated and other	20,437	24,092
Total operating revenues	$2,763,662	$2,888,104

Income from continuing operations	$118,514	$149,812
Income from discontinued operations	1,197	1,486
Net income	$119,711	$151,298

Earnings available for common shareholders	$118,651	$150,238
Weighted average diluted common shares outstanding	432,054	427,461

Segments and Components of Earnings per Share – Diluted
Regulated utility segments – continuing operations	$0.32	$0.38
Holding company and other costs	(0.04)	(0.02)
Earnings per share - continuing operations	0.28	0.36

Discontinued operations	0.00	0.00

Total earnings per share	$0.28	$0.36

Book value per share	$14.35	$13.62